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                                                                    EXHIBIT j(2)


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information and to the incorporation by reference of those references and use of our reports dated September 7, 2001, on the financial statements and financial highlights of the AIM High Yield Fund, AIM High Yield Fund II, AIM Income Fund, AIM Intermediate Government Fund, AIM Limited Maturity Treasury Fund, AIM Money Market Fund, and AIM Municipal Bond Fund as of and for the year ended July 31, 2001 in the Post-Effective Amendment Number 16 to the Registration Statement (Form N-1A).

                                          /s/ ERNST & YOUNG LLP

Houston, Texas
November 2, 2001